N / E / W / S     R / E / L / E / A / S / E


August 22, 2001

FOR IMMEDIATE RELEASE
For more information, contact:
James L. Thrash, Senior Vice President/Chief Financial Officer, 765-747-1390 http://firstmerchants.com

SOURCE: First Merchants Corporation

FIRST MERCHANTS ANNOUNCES 19TH CONSECUTIVE ANNUAL DIVIDEND INCREASE

First Merchants Corporation (NASDAQ-FRME) has announced today that its Board of Directors has declared a 5% share dividend payable to its shareholders of record on September 3, 2001. The Board also declared a $.23 per share cash dividend payable to shareholders of record on September 10, 2001. Both the stock and cash dividends will be distributed September 24, 2001. Although the $.23 per share cash dividend does not represent an increase from the prior four fiscal quarters, shareholders of record on September 3, 2001, are effectively receiving the equivalent of a 5% increase by virtue of the stock dividend. First Merchants Corporation has raised its dividend every year for the past 19 years, and is preserving that record through this share dividend.

Michael L. Cox, President and Chief Executive Officer, commented that "our Corporation has significant new opportunities for growth that will be supported by greater internally generated capital in the future. Our dividend payout ratio is currently one of the highest among our peer group companies, and we have elected to reward our shareholders with this 5% share dividend to reflect both our appreciation of their support and our future prospects. The ability to generate and retain a greater portion of operating earnings will be important as we pursue the opportunities available to us. Our annualized dividend of $.92 per share currently represents a 3.8% yield at today's market price. This yield is well above current Money Market rates and represents an attractive payout to our shareholders."

First Merchants recently announced first half 2001 cash basis earnings of $.97 per share compared to $.90 in 2000, a 7.8% increase. Second quarter earnings were stronger and represented a 10.9% increase on a cash basis. The Corporation is experiencing improved operating margins and has seen significant growth in its lending portfolios throughout its eight-bank family of community banks.

First Merchants Corporation is an East Central Indiana Financial Holding Company. Its subsidiaries include First Merchants Bank in Delaware and Hamilton Counties, the Madison Community Bank in Madison County, First United Bank in Henry County, Union County National Bank, The Randolph County Bank, the First National Bank of Portland in Jay County, Decatur Bank & Trust Company in Adams County and Frances Slocum Bank in Wabash. The Corporation also operates First Merchants Insurance Services, a full-service property casualty, personal lines and healthcare insurer, headquartered in Muncie, Indiana.

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System under the symbol FRME and is rated A+ by Standard and Poors Corporation. Quotations are carried in daily newspapers and can be found on the company's Internet Web page.

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(http://firstmerchants.com).  Nine  brokerage  firms  make  a  market  in  First
Merchants Corporation stock: Robert W. Baird & Co., Inc.; daily newspapers and can be found on the company's Internet Web ny's Internet and Kellog.


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